Exhibit 10.1

January 7, 2013

Massimiliano Pellegrini
55 East 9th Street
New York, New York 10003

Dear Max,

I am extremely pleased to offer you employment at RealNetworks, Inc. (“RealNetworks,” “Real” or the “Company”) as President, SaaS Division, reporting directly to me, Real's CEO. Your start date will be mutually determined between us but in no case later than the 95th day following written confirmation to you that all conditions to this agreement have been satisfied. Upon all conditions to this agreement being satisfied, you shall advise your present employer of your resignation and seek release from the required notice period so that you may start no later than February 15, 2013, but it is understood that your present employer may require you to remain for the full notice period. In the event that you can't start officially until after February 15th, you will make reasonable use of vacation time etc. before April 1 to start getting up to speed at Real and to helping Real as appropriate.

This offer is for a full-time, exempt, regular position with RealNetworks. Your responsibilities will be as directed by RealNetworks commensurate with your title. You will work from RealNetwork's office in New York City. You agree to attend meetings in Seattle as reasonably requested by Real's CEO in accordance with your role as a senior executive of the Company. You will be paid a salary, which is equivalent on an annualized basis to $400,000.00 (subject to normal withholdings), payable semi monthly in accordance with our normal payroll procedures. You are eligible to participate in the Executive MBO Incentive Plan with an annual target equivalent to 75% of your base salary or $300,000.00, for an annual target total compensation of $700,000.00. You will have an opportunity to earn more than your target bonus (at least 100% of base salary) if you over attain your Executive MBO incentive plan. Specific targets and metrics will be established by Real's Compensation Committee annually. For the 2013 plan year, your eligibility in the Executive MBO Incentive Plan will be pro-rated based on full months' eligibility. Eligible employees hired after the first of the month will not begin pro-ration of bonus target until the first day of the next month. For the 2013 plan year, your bonus will be based 60% on corporate performance, and 40% on divisional performance. For the 2013 plan year, you will be guaranteed at least 30% of your (pro-rated as per the above) $300K bonus. You will be paid 50% of the bonus by 3-31-14 and the other 50% by 6-30-14, as long as you are still employed by Real on each of these dates.

You will also earn equity in RealNetworks under the terms of RealNetworks 2005 Stock Incentive Plan (the “Plan”). Subject to and effective upon the commencement of your employment and the approval of the Compensation Committee of RealNetworks Board of Directors, you will receive a grant of stock options for the purchase of 350,000 shares of RealNetworks Common Stock, which will begin vesting on the first day of your employment, and will be subject to all other provisions contained in the Plan. These stock options will fully vest after four years of continuous employment. Your stock options will be granted by the Compensation Committee of RealNetworks Board of Directors no later than ten business days after your employment start date (the “Grant Date”). The exercise price of the stock options granted to you shall be equal to the fair market value of RealNetworks Common Stock on the Grant Date. Fair market value shall equal the last sales price for shares of RealNetworks Common Stock on the Grant Date as reported by the NASDAQ National Market. Please be aware that unvested stock is forfeited upon termination of employment, except as otherwise provided.

You will also be eligible for an additional grant of performance contingent stock options for the purchase of 350,000 shares of RealNetworks Common Stock. These options will be subject to performance objectives to be set (within 90 days of your start date) by the RealNetworks Board Compensation Committee. You and I will agree on proposed goals and discuss our thoughts with the Compensation Committee before it sets the final goals. Once the objectives have been set, the option will be officially granted, with vesting adjusted so that you will be eligible to exercise up to 25% of the options (depending on actual performance versus the goals) by the one year anniversary of your start date, with annual performance-contingent vesting of a up to an additional 25% for each of the next 3 years thereafter. If you underperform the performance objectives for one year (thereby vesting fewer than 25% of the option grant) and overperform in a subsequent year (up through the 4th anniversary of your start date), the plan will be designed to enable you to “catch up” and vest the shares that you did not earn in the underperforming year(s). The exercise price of the stock options granted to you shall be equal to the fair market value of RealNetworks Common Stock on the Grant Date. These stock options will be eligible to fully vest (subject to plan achievement) after four years of continuous employment. Fair market value shall equal the last sales price for shares of

RealNetworks Common Stock on the Grant Date as reported by the NASDAQ National Market. Please be aware that unvested stock is forfeited upon termination of employment, except as otherwise provided.

You will also receive a sign-on bonus of $275,000 which will be subject to repayment if you choose to leave ReaiNetworks within 1 year of hire. If you leave voluntarily less than 6 months after starting you will be responsible for repaying 100% of the sign-on bonus. If you leave voluntarily after 6 months but less than 1 year, you will be responsible for repaying 50% of the bonus.

RealNetworks offers a comprehensive array of employee benefit programs. You will receive paid vacation, holiday and sick leave, and, upon satisfying any eligibility or waiting periods, medical dental/vision coverage, 401(k) participation, disability and life insurance coverage, employee stock purchase plan participation and other benefits (“Benefits”) as described in the RealNetworks Employee Handbook, Benefit Plan descriptions, and RealNetworks policies. All of the Benefits are subject to change upon notice from RealNetworks.

In addition you will receive 12K Euros as an annual allowance for one family trip from New York to Italy, and Real will reimburse you for your professional expenses in reviewing this agreement up to $1OK, including legal and financial/tax advisors.

You will be regarded as a key employee under certain federal regulations governing family and medical leave. This status will require that you work closely with us in planning should you develop a need for family or medical leave.

With permission of RealNetworks' CEO, you may undertake outside activities that are not expected to interfere with your service pursuant to this Agreement (either individually or in the aggregate) or be competitive with RealNetworks. In this connection, we understand that you have or are about to accept a position with the Advisory Board of UKD Networks, Inc., and consent is hereby given to that undertaking.In the event that RealNetworks terminates your employment without “cause” (as defined in Exhibit A) or you resign for “Good Reason” (as defined in the CJC Agreement (defined below), but without regard to whether or not there has been a change in control) at any time before the 3rd anniversary of your start date, and in consideration for your signing (and not revoking) a customary separation and release agreement to be provided by RealNetworks at the time of termination, RealNetworks will provide you, at its option, with either (a) a lump sum payment equal to eighteen (18) months of your then current base salary, plus pro-rated bonus (as described below), on the payment terms set forth in this letter, or (b) 18 monthly payments of your then current base salary plus pro-rated bonus (as described below). Real will also cover your COBRA costs for up to 12 months (until you have another employer covering your health care costs). Finally, you shall also receive 1 year accelerated vesting of any unvested, non performance based stock options.

In the event that RealNetworks terminates your employment without “cause” (as defined in Exhibit A) or you resign for Good Reason at any time after the 3rd anniversary of your start date, and in consideration for your signing (and not revoking) a customary separation and release agreement to be provided by RealNetworks at the time of termination, RealNetworks will provide you, at its option, with either (a) a Jump sum payment equal to twelve (12) months of your then current base salary, plus prorated bonus (as described below), on the payment terms set forth in this letter, or (b) 12 monthly payments of your then current base salary plus pro-rated bonus (as described below). Real will also cover your COBRA costs for up to 12 months (until you have another employer covering your health care costs). Finally, you shall also receive 1 year accelerated vesting of any unvested, non-performance based stock options.

With respect to the pro-rated bonus provided in the prior two paragraphs, it shall be deemed that your bonus for the year in question will be the greater of 37.5% of base salary or what you have actually earned under the bonus plan, in both cases, pro-rated based on the number of days in the year through your termination date. In addition, you will be paid your full bonus for the year prior to termination even if the termination occurs before the payment date(s) for such bonus.

You agree that in the event you wish to terminate your employment at RealNetworks, you will provide us with 90 days written notice and will continue to work fulltime for RealNetworks during that 90 day period unless RealNetworks determines that it does not need your services. You will be paid for any time actually worked

In addition to the severance benefit offered above, in the event of a “Change in Control” (“CIC”), the Company agrees to provide you certain benefits as set forth in its Change of Control and Severance Agreement to be effective as of your start date, which agreement will be provided under separate cover shortly (the “CIC Agreement”). This CIC Agreement will specify that, subject to a “double trigger” mechanism, you will receive 1.5x your regular severance plus 1 year accelerated vesting of any unvested, non-performance based stock options.

It is our policy that employees may not use or disclose confidential information or trade secrets obtained from any source or during any prior employment. RealNetworks requires employees to abide by all contractual and legal obligations they may have to prior employers or others, such as limits on disclosure of information or competition. Prior to signing this letter, you must inform us if you are subject to any such obligations that would prevent you from working at RealNetworks in your intended capacity or that would otherwise restrict you in the performance of your services to RealNetworks. Violation of this requirement may result in termination of your employment with RealNetworks. By signing this letter, you further agree that you will not bring to RealNetworks any confidential documents of another, nor disclose any confidential information of another, and that you will comply fully with these requirements.

You will be provided indemnification (including the advancement of expenses) to the fullest extent permitted by applicable law from and against claims arising out of or relating to your positions as a director, officer or employee of Employer.

Our employment relationship will be terminable at will, which means that either you or RealNetworks may terminate your employment at any time and for any reason or no reason, subject only to the provisions herein describing your obligation to provide RealNetworks with notice, and RealNetworks obligation to make certain payments if RealNetworks terminates your employment for reasons other than cause. Your right to receive these payments described herein are subject to and conditioned upon your signing a valid general and complete release of all claims (except those relating to RealNetworks compensation obligations described under this letter agreement) against RealNetworks (and its related entities and persons) in a form provided by RealNetworks. Notwithstanding anything in the preceding sentence or elsewhere in this agreement to the contrary, the release will preserve and not release (1) your rights to indemnification from RealNetworks or its insurers with respect to any claims against you and (2) your rights pursuant to the CIC Agreement in the event it is later determined that your termination occurred during a Change in Control Period (as defined in the CIC Agreement).

You represent that the execution of this Agreement, your employment with RealNetworks, and the performance of your proposed duties to RealNetworks will not violate any agreements or obligations you may have to any former employer or third party and you are not subject to any restrictions which would prevent or limit you from carrying out your duties for RealNetworks.

This offer is contingent on: (i) you providing evidence of employability as required by federal law (which includes providing RealNetworks, within three (3) days after your employment commences, with acceptable evidence of your identity and US employment eligibility), (ii) RealNetworks receiving acceptable results from any background check or reference check and (iii) you signing RealNetworks Development, Confidentiality and Noncompetition Agreement, attached hereto.

REALNETWORKS PROVIDES EQUAL OPPORTUNITY IN EMPLOYMENT AND WILL ADMINISTER ITS POLICIES WITH REGARD TO RECRUITMENT, TRAINING, PROMOTION, TRANSFER, DEMOTION, LAYOFF, TERMINATION, COMPENSATION AND BENEFITS WITHOUT REGARD TO RACE, RELIGION, COLOR, NATIONAL ORIGIN, CITIZENSHIP, MARITAL STATUS, SEX, SEXUAL ORIENTATION, AGE, DISABILITY OR STATUS AS A DISABLED VETERAN OR VETERAN OF THE VIETNAM ERA OR ANY OTHER CHARACTERISTIC OR STATUS PROTECTED BY APPLICABLE LAW.

This letter and the Development, Confidentiality and Non-competition Agreement, the 2005 Stock Incentive Plan, the Change of Control and Severance Agreement, and your Stock Option Agreement contain the entire agreement between you and RealNetworks relating to your employment, and supersede all prior oral and written discussion, agreements and understandings. This letter may not be modified except in writing signed by both you and RealNetworks. Any disputes regarding this letter or your employment with RealNetworks shall be governed by and construed in accordance with the laws of the State of Washington. If any provision of this letter is deemed to be invalid or unenforceable, at RealNetworks option, the remaining terms shall continue in full force and effect.

This offer is valid until January 9, 2013, and subject to formal approval of RealNetworks' Compensation Committee.

We are excited about the prospect of you joining RealNetworks, Inc. and look forward to working with you. Please call us if you have questions about this offer letter.

Sincerely,

Rob Glaser
Interim Chief Executive Officer
RealNetworks, Inc.

I have read and agree to the terms of employment contained in this offer letter and the attached Development, Confidentiality and Noncompetition Agreement, which represent a full, complete and fair statement of the offer of employment made to me by RealNetworks, Inc.

Massimiliano Pellegrini: ____________________________________________________ Date:__________________

Exhibit A

Definition of “Cause”

For purposes of this letter, “cause” will mean the occurrence of any of the following: (1) your conviction of, or plea of nolo contendere to, a felony involving moral turpitude (including under Federal securities laws), resulting in material harm to RealNetworks; (2) your substantial and continuing failure after written notice thereof to render services to RealNetworks in accordance with the terms or requirements of your employment for reasons other than illness or incapacity; (3) your willful misconduct, gross negligence, fraud, embezzlement, theft, misrepresentation or dishonesty involving RealNetworks or any of its subsidiaries, resulting in any case in material harm to RealNetworks; or (4) your violation of any confidentiality or non-competition agreements with RealNetworks or its subsidiaries, resulting in material harm to RealNetworks.

Release and Section 409A

The receipt of any severance benefits pursuant to this letter will be subject to your signing and not revoking a release of any and all claims, in a form prescribed by RealNetworks I(the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If you do not execute the Release on or prior to the date set forth in the Release for you to consider it, you will forfeit any rights to severance benefits under this letter. No severance benefits will be paid or provided until the Release becomes effective and irrevocable. Upon the Release becoming effective, any payments delayed from the date you terminate employment through the effective date of the Release will be payable in a lump sum without interest on the first payroll date after the Release becomes effective and irrevocable.

It is the intent of this letter that all payment and benefits hereunder comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder and any applicable state law requirements (“Section 409A”) so that none of the payments and benefits to be provided under this letter will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. You and RealNetworks agree to work together in good faith to consider amendments to this letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. Notwithstanding anything to the contrary in this letter, no severance pay or benefits to be paid or provided to you, if any, pursuant to this letter that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, “Deferred Compensation”) or otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. However, unless a later date is required by the next sentence, any severance payments or benefits under this letter that would be considered Deferred Compensation will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following your separation from service and any installment payments that would have been made to you during the sixty (60) day period immediately following your separation from service but for this sentence will be paid to you on the sixtieth (60th) day following your separation from service and the remaining payments shall be made as provided in this letter. Further, if at the time of your termination of employment, you are a “specified employee” within the meaning of Section 409A, payment of such Deferred Compensation will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that you will receive payment on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following your termination of employment, or your death, if earlier.